UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 1, 2015

AGRITEK HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15673	20-8484256
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

319 Clematis Street, Suite 1008, West Palm Beach, FL. 33401
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (561)-249-6511

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 23, 2015, the Company announced the execution of a Master Consulting Financing & Licensing Agreement (the “Agreement”) with Green Leaf Farms Holdings Inc. (“Green Leaf”) an 80% owned subsidiary of Players Network, a fully reporting diversified company with holdings in two primary areas, Media and Medical Marijuana. In the Agreement, executed by Green Leaf, Green Leaf stated it had signed a five (5) year lease agreement with two five (5) year options, with a third party to the real property located at 203 Mayflower, North Las Vegas. Based on the forgoing, the Company had agreed to provide certain consulting and financings to Green Leaf and/or Players Network, for the property that Green Leaf was leasing from the third party. After both parties executed the Agreement, the Company had discovered that Green Leaf’s lease for the Mayflower address is for three years without any renewal options and therefore was not consistent with the executed Agreement. Accordingly, based on this misrepresentation from Green Leaf, the Company is terminating the Agreement and has no obligations under the Agreement. In the termination letter sent to Green Leaf and Players Network, the Company has reserved all of its’ legal rights for damages caused to the Company pursuant to the breach described above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Termination letter of the Master Consulting Financing & Licensing Agreement by and between the Company and Green Leaf Farms Holdings Inc.
99.1	Agritek Holdings, Inc. press release dated March 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRITEK HOLDINGS, INC.

Date: June 4, 2015	By:	/s/ Justin Braune
Justin Braune Chief Executive Officer and President